Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

Equinor Energy AS, a company existing under the Norwegian Private Limited Liability Companies Act and a wholly owned subsidiary of Equinor ASA, has guaranteed or is a co-obligor for the following unsecured debt securities.

•	USD 480,512,000 7.250% Debentures due 2027

•	USD 15,588,000 7.250% Debentures due 2027

•	USD 500,000,000 3.000% Notes due 2027

•	USD 800,000,000 4.250% Notes due 2028

•	USD 1,000,000,000 3.625% Notes due 2028

•	USD 250,000,000 6.800% Debentures due 2028

•	USD 275,000,000 7.150% Debentures due 2029

•	USD 650,000,000 4.500% Notes due 2030

•	USD 1,500,000,000 3.125% Notes due 2030

•	USD 750,000,000 2.375% Notes due 2030

•	USD 800,000,000 5.125% Notes due 2035

•	USD 1,000,000,000 4.750% Notes due 2035

•	USD 750,000,000 5.100% Notes due 2040

•	USD 500,000,000 3.625% Notes due 2040

•	USD 350,000,000 4.250% Notes due 2041

•	USD 300,000,000 4.250% Notes due 2041

•	USD 850,000,000 3.950% Notes due 2043

•	USD 750,000,000 4.800% Notes due 2043

•	USD 1,000,000,000 3.250% Notes due 2049

•	USD 1,250,000,000 3.700% Notes due 2050

Equinor US Capital LLC, a wholly owned indirect subsidiary of Equinor ASA and a finance subsidiary, has not issued any debt securities.